UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2005

SPARTAN STORES, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of principal executive offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry Into a Definitive Material Agreement.

          At the Annual Meeting of Stockholders of Spartan Stores, Inc. ("Spartan") held on August 10, 2005, Spartan's stockholders approved the Spartan Stores, Inc. Annual Executive Incentive Plan of 2005 (the "Executive Plan") and the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Incentive Plan"). Both the Executive Plan and the Incentive Plan had been previously adopted by Spartan's Board of Directors on May 11, 2005, subject to stockholder approval, and will be administered by the Compensation Committee of the Board of Directors of Spartan.

          The Executive Plan allows for the award of bonuses to senior executive officers for achievement of annual financial and other business goals of Spartan. It is the intention of the Compensation Committee that participation in the Executive Plan in any year would be limited to those individuals who are expected to receive compensation for that year that would not otherwise be tax deductible under Section 162(m) of the Internal Revenue Code. Because Section 162(m), by its terms, limits its application to a corporation's chief executive officer and four other most highly compensated officers, it is not presently expected that any person other than those five officers would receive bonuses under the Executive Plan in any year.

          The Incentive Plan allows for the award of stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards to officers, employees and directors of Spartan and its subsidiaries. Subject to certain anti-dilution provisions and other adjustments, the total number of shares available for issuance under the Incentive Plan is 1,200,000 shares of Spartan's common stock.

          The above descriptions of certain terms and conditions of the Executive Plan and Incentive Plan are qualified in their entirety by reference to the full text of each Plan, which were filed as Appendix A and Appendix B to Spartan's 2005 Proxy Statement filed on June 24, 2005, respectively, and are incorporated herein by reference in their entirety.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2005	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer